 Exhibit 99.1

Aqua Metals Advances Circular Supply Chain Strategy with Sierra ARC Buildout, Commercial Partnerships, and $40M Capital Infusion, Reports First Quarter 2024 Results

Commences $7M Equity Raise, Signs $33M Non-binding Loan Term Sheet with One of the Worlds’ Largest Private Companies, Initiates Strategic Offtake Agreement with 6K Energy

RENO, Nev., May 15, 2024 – Aqua Metals, Inc. (NASDAQ: AQMS), a pioneer in sustainable lithium-ion battery recycling, today reported financial results and provided an operational update, for the first quarter ended March 31, 2024.

First Quarter and Recent Highlights:

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Executed non-binding Term Sheet for up to $33 million loan from one of the largest privately held companies in the world that invests in decarbonization initiatives and closed an additional $7 million in qualifying equity to apply cash to the balance sheet for the loan. Definitive loan Agreement expected by July. This capital infusion is expected to complete Phase One of the Sierra ARC buildout and commissioning in 2024.

●

Advanced the multi-part, strategic partnership with 6K Energy and executed an off-take agreement, representing a first-of-its-kind collaboration designed to address the escalating demand for recycling Li-ion batteries by offering manufacturers access to low-cost, low-carbon, domestically produced critical materials – from a recycled source.

●	Enhanced Sierra ARC feedstock and offtake diversity and economics through additional agreements with black mass producers.
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Awarded an economic incentive package of approximately $2.2 million that provides partial tax relief toward $35 million worth of equipment, building, and land improvements already underway at the Company’s Sierra AquaRefining™ Campus (ARC).

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Awarded a $371,000 grant from the Department of Energy as a sub-contractor to a critical minerals recovery initiative led by Pennsylvania State University called Alliance for Critical Mineral Extraction and Production from Coal-Based Resources for Vitality Enhancement in Domestic Supply Chains (ACME-REVIVE).

●

Won ‘Top Project’ of the year in the prestigious Environment+Energy Leader Awards program for 2024, recognizing Aqua Metals’ innovative technology is driving significant environmental and energy advancements.

“We have made significant progress to date, advancing our commercial partnerships, progressing the buildout of our Sierra ARC Phase One commercial facility, achieving simultaneous 24x5 operations of our pilot plant and fortifying our capitalization to see through our vision,” commented Steve Cotton, President and Chief Executive Officer of Aqua Metals. “We expect to expand and solidify the circular supply chain to provide lower-cost, decarbonized critical materials to create truly sustainable and domestically produced Li-ion batteries. Having already secured a durable supply of black mass to process through our pilot plant, scaling soon for our Sierra ARC, we are now also expanding the circular supply chain by advancing our strategic partnership with 6K Energy. The novel supply agreement will serve as a model for future engagements, creating a fortuitous loop to turn spent batteries into new, low-carbon, critical minerals for manufacturing new batteries right here in the United States.”

“Our continued capitalization also demonstrates the support and resolve of our shareholders and existing and new partners as well as our insiders who all participated,” continued Mr. Cotton. “We have now successfully raised the necessary qualifying equity capital for the expected loan agreement to close by July to complete the first phase of the Sierra ARC and established a new partnership with one of the worlds’ largest privately held companies. We are helping to advance Nevada as a leader in the clean energy innovation economy and are confident in our vision for a sustainable future.”

2024 Q1 Financial Results

During the first quarter of 2024, Aqua Metals focused on continued validation of its pilot plant operation. The pilot plant’s purpose was to test our process for lithium battery recycling and to provide sample production-representative metals produced to multiple announced and unannounced counterparties. As a result, the Company generated no significant revenue in Q1.

Expenses related to plant operations increased by approximately 107% during the quarter to $2.2 million compared to approximately $1.1 million in Q1 2023. The increase in plant operations for the three months ended March 31, 2024, was primarily due to an increase in payroll and payroll related fees of approximately $556,000, as we hired additional staff to operate and train at the pilot facility to be ready to staff the Phase One commercial plant starting in Q3 2024.

Research and development costs increased approximately 32% during Q1 2024 compared to Q1 2023. General and administrative expenses stayed consistent for the three months ended March 31, 2024, compared to the three months ended March 31, 2023.

For the first quarter 2024, the Company had an operating loss of $5.8 million, compared to an operating loss of $4.5 million for the first quarter of 2023. The net loss for the first quarter of 2024 was $5.8 million, or $(0.05) per basic and diluted share, compared to a net loss of $4.6 million, or $(0.06) per basic and diluted share, for the first quarter of 2023.

As of March 31, 2024, the Company had $8.3 million in cash and cash equivalents. Total cash used in operations for the first three months of 2024 was $4.3 million.

Conference Call and Webcast

The company will hold a conference call to discuss results and corporate developments today at 4:30 p.m. ET. Investors can access the live conference at https://event.webcasts.com/aqms or from the investor relations section of the Company’s website at https://ir.aquametals.com/. Alternatively, interested parties can access the audio call by dialing 877-407-9708 (toll-free) or 201-689-8259 (international).

Following the conclusion of the live event, a replay will be available by dialing 877-660-6853 or 201-612-7415 and using passcode 13745997. The webcast replay will also be available in the “News / Events” section of the Aqua Metals website.

About Aqua Metals

Aqua Metals, Inc. (NASDAQ: AQMS) is reinventing metals recycling with its patented AquaRefining™ technology. The Company is pioneering a sustainable recycling solution for materials strategic to energy storage and electric vehicle manufacturing supply chains. AquaRefining™ is a low-emissions, closed-loop recycling technology that replaces polluting furnaces and hazardous chemicals with electricity-powered electroplating to recover valuable metals and materials from spent batteries with higher purity, lower emissions, and minimal waste. Aqua Metals is based in Reno, NV and operates the first sustainable lithium battery recycling facility at the Company’s Innovation Center in the Tahoe-Reno Industrial Center. To learn more, please visit www.aquametals.com.

Aqua Metals Social Media

Aqua Metals has used, and intends to continue using, its investor relations website (https://ir.aquametals.com), in addition to its Twitter, Threads, LinkedIn and YouTube accounts at https://twitter.com/AquaMetalsInc  (@AquaMetalsInc), https://www.threads.net/@aquametalsinc (@aquametalsinc), https://www.linkedin.com/company/aqua-metals-limited and https://www.youtube.com/@AquaMetals respectively, as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Safe Harbor

This press release contains forward-looking statements concerning Aqua Metals, Inc. Forward-looking statements include, but are not limited to, our plans, objectives, expectations and intentions and other statements that contain words such as "expects," "contemplates," "anticipates," "plans," "intends," "believes", "estimates", "potential" and variations of such words or similar expressions that convey the uncertainty of future events or outcomes, or that do not relate to historical matters. The forward-looking statements in this press release include our expectations for our pilot and commercial-scale recycling plants, our ability to recycle lithium-ion batteries and the expected benefits of recycling lithium-ion batteries. Those forward-looking statements involve known and unknown risks, uncertainties, and other factors that could cause actual results to differ materially. Among those factors are: (1) the risk that we may not be able to successfully negotiate and conclude a definitive license agreement with Yulho or a definitive pilot facility agreement with 6K, (2) even if we are to conclude a definitive agreements with Yulho and 6K, the risk that we may not achieve the expected benefits from such relationships; (3) the risk that we may not be able to acquire the funding necessary to develop our recently acquired five-acre campus; (4) the risk that we may not be able to develop the recycling facility on the five-acre campus within the expected time or at all; (5) even if we are able to develop the recycling facility, the risk that we may not realize the expected benefits; (6) the risk that potential licensees may refuse or be slow to adopt our AquaRefining process as an alternative in spite of the perceived benefits of AquaRefining; (7) the risk that we may not realize the expected economic benefits from any licenses we may enter into; and (8) those risks disclosed in the section "Risk Factors" are included in our Annual Report on Form 10-K filed on March 28, 2024. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

Contact Information

Investor Relations

Bob Meyers & Rob Fink

FNK IR

646-878-9204

aqms@fnkir.com

Media

Matt Roberts

Aqua Metals

775-446-7245

matt.roberts@aquametals.com

Source: Aqua Metals

AQUA METALS, INC.

Condensed Consolidated Balance Sheets - Unaudited

(in thousands, except share and per share amounts)

	March 31, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$8,294	$16,522
Note receivable - LINICO	450	600
Accounts receivable	—	67
Inventory	1,040	929
Prepaid expenses and other current assets	296	181
Total current assets	10,080	18,299

Non-current assets
Property, plant and equipment, net	14,453	10,347
Intellectual property, net	236	281
Other assets	6,677	4,673
Total non-current assets	21,366	15,301

Total assets	$31,446	$33,600

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$1,997	$1,836
Accrued expenses	3,231	2,467
Lease liability, current portion	253	275
Note payable, current portion	2,970	35
Total current liabilities	8,451	4,613

Non-current liabilities
Lease liability, non-current portion	143	—
Note payable, non-current portion	—	2,923
Total liabilities	8,594	7,536

Commitments and contingencies (see Note 12)

Stockholders’ equity
Common stock; $0.001 par value; 200,000,000 shares authorized; 113,131,561 and 112,674,915, shares issued and outstanding as of March 31, 2024, respectively and 108,308,661 and 107,880,095, shares issued and outstanding as of December 31, 2023, respectively	113	108
Additional paid-in capital	252,066	249,687
Accumulated deficit	(228,967)	(223,215)
Treasury stock, at cost; common shares: 456,646 and 428,566 as of March 31, 2024 and December 31, 2023, respectively	(360)	(516)
Total stockholders’ equity	22,852	26,064

Total liabilities and stockholders’ equity	$31,446	$33,600

AQUA METALS, INC.

Condensed Consolidated Statements of Operations - Unaudited

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2024	2023

Operating cost and expense
Plant operations	$2,209	$1,065
Research and development cost	588	445
Gain on disposal of property, plant and equipment	—	(20)
General and administrative expense	2,995	3,006
Total operating expense	5,792	4,496

Loss from operations	(5,792)	(4,496)

Other income and (expense)
Interest expense	(106)	(176)
Interest and other income	146	66

Total other income (expense), net	40	(110)

Net loss	$(5,752)	$(4,606)

Weighted average shares outstanding, basic and diluted	110,054,605	81,285,740

Basic and diluted net loss per share	$(0.05)	$(0.06)